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                                                                   EXHIBIT 10.10

                              TERMINATION AGREEMENT



     This Termination ("Agreement") is dated and effective as of December 31, 1998, and is between Globespan Semiconductor Inc., a Delaware corporation ("Globespan"), and Paradyne Corporation, a Delaware corporation ("Paradyne").

                                    RECITALS

     WHEREAS, following the divestiture by Lucent Technologies Inc. of certain businesses acquired by Globespan and Paradyne, Globespan and Paradyne collaborated on various matters and established certain commercial relationships between the two companies;

     WHEREAS, as part of these commercial arrangements, Globespan and Paradyne entered into a Globespan DSL Cooperative Development Agreement dated as of November 27, 1996 and a Globespan DSL Cooperative Development Agreement Rider dated as of the same date (collectively, the "1996 Agreements"), which (a) provided for the sale of Globespan products to Paradyne (the "Product Supply Arrangement"), (b) contemplated a lease of certain Paradyne equipment to Globespan (the "Equipment"), and (c) purported to license certain Globespan technology and intellectual property rights to Paradyne (the "License Provisions");

     WHEREAS, Globespan and Paradyne never intended the License Provisions to come into current effect, and none of the License Provisions have been performed in any way by Globespan or Paradyne;

     WHEREAS, Globespan and Paradyne also expected that the Product Supply Arrangement would be terminable by Globespan prior to an initial public offering of Globespan Common Stock;

     WHEREAS, Globespan and Paradyne subsequently agreed that Paradyne would allow Globespan to use the Equipment at no cost on a month-to-month basis, and if Paradyne subsequently elected to terminate such usage arrangement, Globespan would be entitled to purchase the Equipment at a price tied to the depreciated value of the Equipment.

     WHEREAS, Globespan used certain of the Equipment through December 31, 1997, and then purchased such Equipment from Paradyne for $350,337, and used the remaining balance of the Equipment through January 1, 1998, and then purchased such remaining Equipment from Paradyne for $403,228;

     WHEREAS, Globespan and Paradyne agreed to terminate the Product Supply Arrangement effective July 1, 1998, and to thereafter provide for sale of Globespan products to Paradyne on alternative pricing terms, including the payment over time of an aggregate of $1,500,000 by Globespan to Paradyne (the "Royalty Payments"), of which $316,013.59 has been paid by Globespan to date;

     WHEREAS, Globespan and Paradyne wish to memorialize and confirm the foregoing; and


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     WHEREAS, since (a) the License Provisions never came into effect, (b) the
Product Supply Arrangement set forth in the 1996 Agreements were terminated effective July 1, 1998, and (c) the Equipment usage and purchase rights set forth in the 1996 Agreements have now been fully performed, Globespan and Paradyne now wish to formally terminate the 1996 Agreements;

     NOW, THEREFORE, the parties hereby agree as follows:

     1. Termination. The parties hereby terminate the 1996 Agreements in their entirety effective immediately, with the 1996 Agreements having no further force or effect.

     2. Confirmation. The parties hereby acknowledge and confirm the various matters described in the recitals above, and also confirm that no Technical Information (as such term is defined in the 1996 Agreements) was ever transferred to Paradyne.

     3. Supply Arrangements.

          (a) The parties intend to enter into a new, mutually acceptable supply agreement covering the sale of Globespan products to Paradyne in the future (the "New Supply Agreement").

          (b) All product sales made by Globespan to Paradyne from July 1, 1998 through the date hereof, and all product sales made by Globespan to Paradyne from the effectiveness of this Agreement through the execution and delivery by the parties of the New Supply Agreement, shall be pursuant to Globespan's standard purchase order terms and conditions, a copy of which is attached hereto as Exhibit A.

          (c) Globespan hereby confirms its obligation to pay to Paradyne a total of $1,183,968.41 in remaining royalty payments, which remaining amount shall be payable in a lump sum by check or wire transfer on the earlier of:

               (i) within 30 days following the closing of Globespan's initial public offering of Globespan Common Stock;

               (ii) December 31, 1999

     4. Additional Terms.

          (a) Assignment: The rights and liabilities of the parties under this Agreement will bind and inure to the benefit of the parties and their respective successors and assigns.

          (b) Notices: All notices related to this Agreement will be in writing. All such notices will be sent to the address as set forth below or to such other address that the receiving party may have provided for purpose of notice, which, until changed by a party, shall be:

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               if to   Globespan Semiconductor Inc.
                       President
                       100 Schulz Drive
                       Red Bank, NJ 07701

               if to   Paradyne Corporation
                       President
                       8545 - 126th Avenue North
                       Largo, FL 33773

          (c) Governing Law: this Agreement shall in all respects be governed by and construed under the laws of the State of Delaware without regard to its conflict of laws provisions.

          (d) Entire Agreement: This is the entire agreement between the parties with respect to the subject matter hereof, and this Agreement supersedes all prior agreements, proposals, or understandings between the parties, whether oral or in writing with respect to the subject matter hereof.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                 GLOBESPAN SEMICONDUCTOR INC.


                                 By:
                                    ----------------------------

                                 Title:
                                       -------------------------

                                 Date:
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                                 PARADYNE CORPORATION


                                 By:
                                     ----------------------------

                                 Title:
                                        -------------------------

                                 Date:
                                       --------------------------



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